Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD FIRST-QUARTER RESULTS

•      Revenue up 45 percent to $11.3 million

•      Strong growth achieved across multiple distribution channels

•      Pretax income of $1.5 million, or $0.12 per diluted share

•      Net income of $1.0 million, or $0.08 per diluted share

•      2005 annual guidance raised

Minneapolis, May 5, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization software, today announced record revenue for the first quarter ended March 31, 2005 of $11.3 million, compared with $7.8 million in the first quarter of 2004, a 45 percent increase.

Pretax income for the first quarter increased to $1.5 million, or $0.12 per diluted share, which included amortization costs of $351,000, a lease loss of $493,000 and equity-based compensation costs of $20,000 related to the grant of restricted stock awards in the period.  This compares to a pretax loss of $1.6 million, or $0.14 per diluted share, in the year-ago period, which included amortization costs of $163,000 and a write-off of in-process research and development costs of $1.0 million related to the acquisition of HInnovation, which closed in February 2004.  Net income for the 2005 first quarter rose to $1.0 million, or $0.08 per diluted share, compared to a year-earlier net loss of $1.4 million, or $0.12 per diluted share.

“We are pleased with our first-quarter results,” said Jay D. Miller, president and chief executive officer.  “Sales through Toshiba continue to be strong, and our growing partnerships in the PACS arena with providers such as McKesson are paying significant dividends.  Our marketing and sales efforts related to these alliances are yielding positive results, and we expect the momentum to continue.”

Highlights

•                  Sales increased significantly through the company’s distribution partnership with McKesson Information Systems, achieving more revenue in the first quarter of 2005 than in all of 2004.

•                  Sales from software options were $4.1 million, up from $3.2 million in the first quarter of 2004; top-selling options continue to be CT Cardiac, CT Vessel Probe and InnerviewGITM.

•                  Revenue from maintenance and services increased to $3.4 million, a 69 percent gain over the first quarter 2004 revenue of $2.0 million.

•                  Vital Images launched Vitrea® 2, Version 3.7, the company’s latest software for advanced visualization and analysis. The new release features Cardiac Functional Analysis (CFA), which was developed in conjunction with Toshiba, and CT Lung options developed by Vital Images.

•                  Gross margin improved to 76 percent for the first quarter versus 70 percent for the same period in 2004 and 74 percent in the fourth quarter of 2004.  Gross profit for the first quarter of 2005 totaled $8.7 million, compared with $5.5 million for the first quarter of 2004.

Update on Partnership with Toshiba Medical Systems Corporation

•                  The company achieved record revenue through Toshiba Medical Systems Corporation in the first quarter, with sales rising to $6.2 million, or 55 percent of total revenue, compared to $5.4 million, or 68 percent of revenue, in the first quarter of 2004.

•                  Vital Images renewed its U.S. and international marketing and distribution agreement with Toshiba through 2006, a two-year extension.

•                  The company introduced ViTALCardia, a technology solution designed specifically for cardiologists; Toshiba is offering ViTALCardia to its customers in conjunction with its new AquilionTM 64 CFX multislice CT scanner.

Operating Cost Summary

•                  Operating costs for the first quarter totaled $7.3 million, compared with $7.1 million for the first quarter of 2004.

•                  Sales and marketing costs rose 27 percent to $3.4 million from $2.7 million in the same period a year ago.  The increase was mainly driven by increased commissions on significantly higher sales volumes.

•                  Research and development costs rose 6 percent to $1.8 million in the first quarter of 2005 versus $1.7 million in the same period a year ago, as the company continues to invest in product development initiatives.

•                  General and administrative costs decreased 8 percent to $1.6 million, compared to $1.7 million in the first quarter of 2004.  General and administrative expenses in the first quarter of 2005 included a bad debt expense recovery of $184,000 relating to a partial recovery of an outstanding receivable that was written off in the first quarter of 2004.  The recovery results in a $684,000 change in bad debt expense from the first quarter of 2004 to the first quarter of 2005.  In addition, legal, audit and other professional fees increased $201,000 in the first quarter of 2005 compared to the first quarter of 2004, primarily due to costs related to compliance with Sarbanes-Oxley.

•                  First-quarter operating costs include a non-cash lease loss charge of $493,000 related to lease payments made by the company’s new lessor to its old lessor as an incentive for Vital Images to move into its new office space.  This lease was signed in March 2004, and the company moved in February 2005.

Key Developments – Enterprise-Wide Focus Producing Returns

Vital Images is focusing on the growing PACS (picture archiving and communications systems) market, which enables hospitals and clinics to acquire, distribute and archive medical images and diagnostic reports, eliminating the need for film and enhancing productivity.

“We saw a significant increase in sales through our relationship with McKesson in the first quarter,” said Miller.  “Last year, we said the pipeline of sales leads from McKesson was growing; now we are seeing leads translate into meaningful sales.  We believe this expanding market opportunity will strengthen our results going forward.”

Additionally, strong interest in the company’s Web-based product, ViTALConnectTM, continued in the first quarter.  ViTALConnect is a thin-client Web-enabled solution that allows physicians to use PCs or notebook computers to access interactive advanced visualization solutions.  As of March 31, 2005, there was $871,000 in ViTALConnect-related revenue that continues to be deferred while the company ensures it is meeting all revenue recognition requirements per the applicable accounting rules for the product.  The company expects to recognize this revenue in the second and third quarters of this year.

“There is growing interest among radiologists, cardiologists, oncologists and other physicians in using our software to improve workflow and productivity,” commented Miller.  “We are extremely excited about this product because it offers the healthcare community the ability to distribute results throughout the enterprise and to patients through the Web.  We believe that the increased efficiency our products offer bodes very well for the future, and will generate greater interest in the marketplace.”

The company also introduced ViTALCardia during the first quarter of 2005, a technology solution designed specifically for cardiologists. ViTALCardia includes high-powered software for diagnosis as well as a Web-based thin-client distribution technology to provide access to images throughout the cardiology enterprise. Toshiba is offering ViTALCardia to its customers in conjunction with its new AquilionTM 64 CFX multislice CT scanner.

Also, the company launched Vitrea® 2, Version 3.7, Vital Images’ latest software for advanced visualization and analysis. In addition to the new features of Cardiac Functional Analysis (CFA) and CT Lung options, Version 3.7 includes enhancements to InnerviewGITM, the company’s CT colon software.

“The introduction of ViTALCardia reinforces our commitment to the cardiology community,” said Miller.  “The launch of Vitrea 2, Version 3.7, is a significant step toward offering additional functionality.  We are very proud of our product development efforts, and we are investing in initiatives to develop tools that offer enhanced productivity, flexibility and efficiency.”

2005 Outlook

For the 2005 full year, Vital Images is raising guidance for total revenue to a range of $46.0 million to $48.0 million and pretax income before equity-based compensation to $0.24 to $0.34 per share. These revenue levels represent a 27 to 33 percent increase over 2004 revenue of $36.1 million.  2004’s pretax income was $0.07 per diluted share.

Conference Call and Webcast

Vital Images will host a live Webcast of its first-quarter earnings conference call today, Thursday, May 5, 2005, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT, Thursday, May 5, 2005.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11027685.  The audio replay will be available beginning at 12:30 p.m. CT on Thursday, May 5, 2005, through 5:00 p.m. CT on Thursday, May 12, 2005.

About Vitrea® 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data.  With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions.  The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications.  In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.  Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnectTM

ViTALConnectTM software is a Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment. This solution enables users to review studies, perform advanced analysis and make quick diagnostic decisions – from anywhere, at anytime. This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnectTM is a trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands)

	For the Three Months Ended
	March 31,
	2005	2004

Revenue:
License fees	$7,331	$5,541
Maintenance and services	3,351	1,989
Hardware	643	286
Total revenue	11,325	7,816

Cost of revenue:
License fees	1,081	1,004
Maintenance and services	1,226	1,090
Hardware	365	243
Total cost of revenue	2,672	2,337

Gross profit	8,653	5,479

Operating expenses:
Sales and marketing	3,420	2,702
Research and development	1,778	1,682
General and administrative	1,591	1,737
Acquired in-process research and development	—	1,000
Loss on operating lease	493	—
Total operating expenses	7,282	7,121

Operating income (loss)	1,371	(1,642)

Interest income	163	65
Income (loss) before income taxes	1,534	(1,577)

Provision (benefit) for income taxes, net	511	(225)

Net income (loss)	$1,023	$(1,352)

Net income (loss) per share - basic	$0.08	$(0.12)
Net income (loss) per share - diluted	$0.08	$(0.12)

Weighted average common shares outstanding - basic	12,071	11,339
Weighted average common shares outstanding - diluted	12,953	11,339

Vital Images, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$21,405	$24,119
Marketable securities	11,461	11,546
Accounts receivable, net	14,001	8,090
Deferred income taxes	600	600
Prepaid expenses and other current assets	1,626	1,093
Total current assets	49,093	45,448
Property and equipment, net	5,321	3,222
Deferred income taxes	8,702	8,454
Licensed technology, net	300	330
Other intangible assets, net	5,456	5,777
Goodwill	6,053	6,053
Total assets	$74,925	$69,284

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,954	$1,893
Accrued compensation	1,732	3,175
Accrued royalties	696	574
Other current liabilities	724	673
Deferred revenue	9,661	8,137
Total current liabilities	15,767	14,452
Deferred revenue	390	278
Deferred rent	1,345	—
Total liabilities	17,502	14,730

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 12,216,419 and 12,007,160 shares issued and outstanding, respectively	123	120
Additional paid-in capital	68,204	65,813
Deferred stock-based compensation	(541)	—
Accumulated other comprehensive loss	(56)	(48)
Accumulated deficit	(10,307)	(11,331)
Total stockholders’ equity	57,423	54,554
Total liabilities and stockholders’ equity	$74,925	$69,284